CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 31 to Registration Statement No. 2-66269 of Morgan Stanley American
Opportunities Fund (the "Fund"), on Form N-1A of our report dated February 16,
2005, appearing in the December 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional
Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and
"Custodian and Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
April 18, 2005